Spark Energy, Inc. Reports First Quarter 2017 Financial Results and Announces Verde Energy Acquisition
HOUSTON, May 8, 2017 (GLOBE NEWSWIRE) -- Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation ("Spark" or the "Company"), today reported financial results for the three months ended March 31, 2017 and announced the acquisition of Verde Energy ("Verde").
Highlights

•	Recorded $34.2 million in Adjusted EBITDA, $64.3 million in Retail Gross Margin, and $11.4 million in Net Income for the three months ended March 31, 2017

•	Achieved record total RCE count of 789,000 as of March 31, 2017

•	Announced the closing of Perigee Energy in April, adding 60,000 RCEs

•	Signed purchase agreement to acquire Verde Energy, which is expected to add approximately145,000 RCEs and $25 million in annual Adjusted EBITDA

•	Improved attrition to 3.8% for the three months ended March 31, 2017, a 12% improvement from 2016

•	Net increase of 15,000 RCEs in organic growth for the first quarter 2017

•	Sold 1,610,000 shares of Series A Preferred Stock for gross proceeds of $40.3 million, including the full exercise of the underwriters' overallotment option

•	Declared first quarter dividend of $0.3625 per share of Class A common stock payable on June 14, 2017

•	Declared initial cash dividend of $0.72917 per share of Series A Preferred Stock for the period from issuance through June 30, 2017, payable on July 15, 2017

For the three months ended March 31, 2017, Spark reported record Adjusted EBITDA of $34.2 million, record Retail Gross Margin of $64.3 million, and Net Income of $11.4 million. This compares to Adjusted EBITDA of $21.1 million, Retail Gross Margin of $39.6 million, and Net Income of $15.7 million for the three months ended March 31, 2016, representing changes of 62%, 63%, and (28)%, respectively.
“Spark has continued to build on our successes in 2016 with our strongest first quarter in the company's history,” said Nathan Kroeker, Spark Energy’s President and Chief Executive Officer. “Once again, we have delivered record Adjusted EBITDA and Retail Gross Margin and reached another high-water mark with 789,000 RCEs. In April we closed on the acquisition of Perigee Energy and exercised an option for additional customers that combined will add another 60,000 RCEs. This transaction establishes our presence in Delaware, bringing our totals to 91 utilities in 19 states.
“We are also pleased to announce today the pending acquisition of Verde Energy. We expect this acquisition to add approximately $25 million of annual Adjusted EBITDA after synergies and will add approximately 145,000 RCEs to our portfolio, bringing our total RCE count to nearly 1,000,000 RCEs. Verde provides us with a 100% renewable energy brand and additional capabilities with an established presence in 40 utility service territories across eight states. Verde is expected to close in the second half of 2017.
“As we complete the onboarding process for the customers acquired in the Perigee Energy transactions and prepare to close on and integrate Verde, we continue to anticipate growth through organic means and additional M&A opportunities throughout the rest of the year.”

2017 Financial Guidance
Spark is maintaining 2017 Adjusted EBITDA guidance in the range of $110.0 to $120.0 million, which includes the recent Perigee Energy transactions but excludes the pending Verde acquisition.
Strategic Update
As discussed above, Spark announced today that it has entered into a purchase and sale agreement for the acquisition of Verde, which operates in eight states selling 100% renewable electricity and natural gas products under the "Verde" brand. Spark will pay cash of $45 million at closing and installment payments totaling $20 million over 18 months. There is an additional earnout that is subject to Verde's ability to achieve defined performance metrics. The Company expects to close the Verde acquisition in the second half of 2017 utilizing a combination of cash on hand along with additional borrowings under Spark's credit facilities. This transaction is subject to customary regulatory approvals.
Summary First Quarter 2017 Financial Results
For the quarter ended March 31, 2017, Spark reported Adjusted EBITDA of $34.2 million compared to Adjusted EBITDA of $21.1 million for the quarter ended March 31, 2016. This increase of $13.1 million is primarily attributable to increased Retail Gross Margin in the Company's electricity and natural gas segments, partially offset by increased spending on customer acquisitions and increased general and administrative expenses due to Spark's increased RCE count.
For the quarter ended March 31, 2017, Spark reported Retail Gross Margin of $64.3 million compared to Retail Gross Margin of $39.6 million for the quarter ended March 31, 2016. This increase of $24.7 million is primarily attributable to the increased volumes of retail electricity and natural gas following the acquisitions of Major and Provider.
Net income for the quarter ended March 31, 2017 was $11.4 million compared to net income of $15.7 million for the quarter ended March 31, 2016, due primarily to non-cash losses on Spark's hedge portfolio of $14.0 million in the quarter.
Liquidity and Capital Resources

($ in thousands)	March 31, 2017
Cash and cash equivalents	$24,931
Senior Credit Facility Working Capital Line Availability	43,172
Senior Credit Facility Acquisition Line Availability	2,763
Subordinated Debt Availability	25,000
Total Liquidity	$95,866
Conference Call and Webcast
Spark will host a conference call to discuss first quarter 2017 results on Monday, May 8, 2017 at 10:00 AM Central Time (11:00 AM Eastern).
A live webcast of the conference call can be accessed from the Events & Presentations page of the Spark Energy Investor Relations website at http://ir.sparkenergy.com/events.cfm. An archived replay of the webcast will be available for twelve months following the live presentation.

About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 91 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
Cautionary Note Regarding Forward Looking Statements
This earnings release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be identified by the use of forward-looking terminology including “guidance,” “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “projects,” or other similar words. All statements, other than statements of historical fact included in this release, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this release and may include statements about business strategy and prospects for growth, customer acquisition costs, ability to pay cash dividends, cash flow generation and liquidity, availability of terms of capital, competition and government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
The forward-looking statements in this earnings release are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•	changes in commodity prices,

•	extreme and unpredictable weather conditions,

•	the sufficiency of risk management and hedging policies,

•	customer concentration,

•
federal, state and local regulation, including the industry’s ability to prevail on its challenge to the New York Public Service Commission’s order enacting new regulations that sought to impose significant new restrictions on retail energy providers operating in New York,

•	key license retention,

•	increased regulatory scrutiny and compliance costs,

•	our ability to borrow funds and access credit markets,

•	restrictions in our debt agreements and collateral requirements,

•	credit risk with respect to suppliers and customers,

•	level of indebtedness,

•	changes in costs to acquire customers,

•	actual customer attrition rates,

•	actual bad debt expense in non-POR markets,

•	actual results of the companies we acquire,

•	accuracy of billing systems,

•	ability to successfully navigate entry into new markets,

•	whether our majority shareholder or its affiliates offers us acquisition opportunities on terms that are commercially acceptable to us,

•	ability to successfully and efficiently integrate acquisitions into our operations,

•	ability to achieve expected future results attributable to acquisitions,

•	changes in the assumptions we used to estimate our 2017 Adjusted EBITDA, including weather and customer acquisition costs,

•	competition, and

•	the “Risk Factors” in our Form 10-K for the year ended December 31, 2016, and in our quarterly reports, other public filings and press releases.

You should review the Risk Factors and other factors noted throughout or incorporated by reference in this earnings release that could cause our actual results to differ materially from those contained in any forward-looking statement. The Adjusted EBITDA guidance for 2017 is an estimate as of May 8, 2017. This estimate is based on assumptions believed to be reasonable as of that date. All forward-looking statements speak only as of the date of this earnings release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2017 AND DECEMBER 31, 2016
(in thousands)
(unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$24,931	$18,960
Accounts receivable, net of allowance for doubtful accounts of $2.4 million and $2.3 million as of March 31, 2017 and December 31, 2016, respectively	108,754	112,491
Accounts receivable—affiliates	2,013	2,624
Inventory	430	3,752
Fair value of derivative assets	2,388	8,344
Customer acquisition costs, net	18,515	18,834
Customer relationships, net	12,474	12,113
Prepaid assets	2,319	1,361
Deposits	6,264	7,329
Other current assets	13,595	12,175
Total current assets	191,683	197,983
Property and equipment, net	4,389	4,706
Fair value of derivative assets	—	3,083
Customer acquisition costs, net	8,776	6,134
Customer relationships, net	18,537	21,410
Deferred tax assets	54,335	55,047
Goodwill	79,407	79,147
Other assets	8,690	8,658
Total assets	$365,817	$376,168
Liabilities, Series A Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$40,315	$52,309
Accounts payable—affiliates	3,217	3,775
Accrued liabilities	40,022	36,619
Fair value of derivative liabilities	1,723	680
Current portion of Senior Credit Facility	22,236	51,287
Current contingent consideration for acquisitions	12,103	11,827
Current portion of note payable	8,185	15,501
Convertible subordinated notes to affiliates	—	6,582
Other current liabilities	2,230	5,476
Total current liabilities	130,031	184,056
Long-term liabilities:
Fair value of derivative liabilities	4,964	68
Payable pursuant to tax receivable agreement—affiliates	49,886	49,886
Subordinated debt—affiliate	—	5,000
Deferred tax liability	139	938
Contingent consideration for acquisitions	4,083	10,826
Other long-term liabilities	1,333	1,658
Total liabilities	$190,436	$252,432
Commitments and contingencies (Note 11)
Series A Preferred Stock, par value $0.01 per share, 20,000,000 shares authorized, 1,610,000 shares issued and outstanding at March 31, 2017 and zero shares issued and outstanding at December 31, 2016	38,346
Stockholders' equity:
Common Stock:
Class A common stock, par value $0.01 per share, 120,000,000 shares authorized, 6,499,504 issued and outstanding at March 31, 2017 and 6,496,559 issued and outstanding at December 31, 2016	65	65
Class B common stock, par value $0.01 per share, 60,000,000 shares authorized, 10,742,563 issued and outstanding at March 31, 2017 and 10,224,742 issued and outstanding at December 31, 2016	108	103
Additional paid-in capital	33,812	25,413
Accumulated other comprehensive (income)/loss	(7))	11
Retained earnings	4,625	4,711
Total stockholders' equity	38,603	30,303
Non-controlling interest in Spark HoldCo, LLC	98,432	93,433
Total equity	137,035	123,736
Total liabilities, Series A Preferred Stock and stockholders' equity	$365,817	$376,168

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Retail revenues	$194,539	$110,019
Net asset optimization (expense)/revenues (1)	(194)	527
Total Revenues	194,345	110,546
Operating Expenses:
Retail cost of revenues (2)	143,698	68,800
General and administrative (3)	24,377	17,380
Depreciation and amortization	9,232	6,789
Total Operating Expenses	177,307	92,969
Operating income	17,038	17,577
Other (expense)/income:
Interest expense	(3,445)	(753)
Interest and other income	199	(95)
Total other expenses	(3,246)	(848)
Income before income tax expense	13,792	16,729
Income tax expense	2,406	988
Net income	$11,386	$15,741
Less: Net income attributable to non-controlling interests	9,117	11,568
Net income attributable to Spark Energy, Inc. stockholders	$2,269	$4,173
Other comprehensive loss, net of tax:
Currency translation loss	(49)	—
Other comprehensive loss	(49)	—
Comprehensive income	$11,337	$15,741
Less: Comprehensive income attributable to non-controlling interests	9,086	11,568
Comprehensive income attributable to Spark Energy, Inc. stockholders	$2,251	$4,173

(1)
Net asset optimization revenues (expenses) includes asset optimization revenues —affiliates of $0 and $113 for the three months ended March 31, 2017 and 2016, respectively, and asset optimization revenues—affiliates cost of revenues of $0 and $1,258 for the three months ended March 31, 2017 and 2016, respectively.

(2)	Retail cost of revenues includes retail cost of revenues—affiliates of $0 and less than $100 for the three months ended March 31, 2017 and 2016.

(3)	General and administrative includes general and administrative expense—affiliates of $7,300 and $4,400 for the three months ended March 31, 2017 and 2016, respectively.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2017
(in thousands)
(unaudited)

	Issued Shares of Class A Common Stock	Issued Shares of Class B Common Stock	Class A Common Stock	Class B Common Stock	Accumulated Other Comprehensive Income (Loss)	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Stockholders' Equity	Non-controlling Interest	Total Equity
Balance at December 31, 2016	6,497	10,225	$65	$103	$11	$25,413	$4,711	$30,303	$93,433	$123,736
Stock based compensation	—	—	—	—	—	531	—	531	—	531
Restricted stock unit vesting	3	—	—	—	—	78	—	78	—	78
Consolidated net income	—	—	—	—	—	—	2,269	2,269	9,117	11,386
Foreign currency translation adjustment for equity method investee	—	—	—	—	(18)	—	—	(18)	(31)	(49)
Distributions paid to non-controlling unit holders	—	—	—	—	—	—	—	—	(4,347)	(4,347)
Net contribution of the Major Energy Companies	—	—	—	—	—	—	—	—	260	260
Dividends paid to Class A common stockholders	—	—	—	—	—	—	(2,355)	(2,355)	—	(2,355)
Conversion of Convertible Subordinated Notes to Class B Common Stock	—	518	—	5	—	7,790	—	7,795	—	7,795
Balance at March 31, 2017	6,500	10,743	$65	$108	$(7)	$33,812	$4,625	$38,603	$98,432	$137,035

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$11,386	$15,741
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization expense	8,167	6,789
Deferred income taxes	(87)	841
Stock based compensation	1,367	618
Amortization of deferred financing costs	248	117
Change in Fair Value of Earnout Liabilities	1,936	1,000
Bad debt expense	356	907
Loss on derivatives, net	21,456	9,749
Current period cash settlements on derivatives, net	(6,178)	(10,457)
Accretion of discount to convertible subordinated notes to affiliate	1,004	35
Other	7	235
Changes in assets and liabilities:
Decrease in accounts receivable	3,381	5,060
Increase in accounts receivable—affiliates	(55)	(273)
Decrease in inventory	3,322	3,484
Increase in customer acquisition costs	(7,690)	(2,305)
Increase in prepaid and other current assets	(1,597)	(1,180)
Decrease in other assets	—	265
Decrease in accounts payable and accrued liabilities	(9,348)	(7,340)
(Decrease) increase in accounts payable—affiliates	(558)	1,949
(Decrease) increase in other current liabilities	(2,413)	156
(Decrease) increase in other non-current liabilities	(324)	111
Net cash provided by operating activities	24,380	25,502
Cash flows from investing activities:
Purchases of property and equipment	(112)	(665)
Payment of the Major Energy Companies Earnout	(7,403)	—
Payment of the Provider Companies Earnout and Installment Note	(2,097)	—
Contribution to equity method investment in eRex Spark	—	(168)
Net cash used in investing activities	(9,612)	(833)
Cash flows from financing activities:
Proceeds from issuance of Series A Preferred Stock, net of issuance costs	38,607	—
Borrowings on notes payable	5,625	—
Payments on notes payable	(46,993)	(18,825)
Conversion of convertible subordinated notes to affiliate	—	—
Proceeds from disgorgement of stockholders short-swing profits	666	—
Payment of dividends to Class A common stockholders	(2,355)	(1,493)
Payment of distributions to non-controlling unitholders	(4,347)	(5,876)
Net cash used in financing activities	(8,797)	(26,194)
Increase in cash and cash equivalents	5,971	(1,525)
Cash and cash equivalents—beginning of period	18,960	4,474
Cash and cash equivalents—end of period	$24,931	$2,949
Supplemental Disclosure of Cash Flow Information:
Non-cash items:
Property and equipment purchase accrual	$76	$57
Tax impact from tax receivable agreement upon exchange of units of Spark HoldCo, LLC to shares of Class A Common Stock	$0	$1,707
Cash paid during the period for:
Interest	$888	$539
Taxes	$118	$842

SPARK ENERGY, INC.
OPERATING SEGMENT RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(in thousands, except per unit operating data)
(unaudited)

	Three Months Ended March 31,
	2017	2016
	(in thousands, except volume and per unit operating data)
Retail Natural Gas Segment
Total Revenues	$62,612	$48,613
Retail Cost of Revenues	36,918	22,500
Less: Net Asset Optimization (Expenses) Revenues	(194)	527
Less: Net Gains on non-trading derivatives, net of cash settlements	(1,940)	1,430
Retail Gross Margin — Gas	$27,828	$24,156
Volumes — Gas (MMBtus)	8,158,966	6,112,431
Retail Gross Margin — Gas per MMBtu	$3.41	$3.95
Retail Electricity Segment
Total Revenues	131,733	61,933
Retail Cost of Revenues	106,780	46,300
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	(11,523)	227
Retail Gross Margin — Electricity	$36,476	$15,406
Volumes — Electricity (MWhs)	1,360,430	586,677
Retail Gross Margin — Electricity per MWh	$26.81	$26.26

Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
We define “Adjusted EBITDA” as EBITDA less (i) customer acquisition costs incurred in the current period, (ii) net gain (loss) on derivative instruments, and (iii) net current period cash settlements on derivative instruments, plus (iv) non-cash compensation expense, and (v) other non-cash and non-recurring operating items. EBITDA is defined as net income (loss) before provision for income taxes, interest expense and depreciation and amortization. We deduct all current period customer acquisition costs (representing spending for organic customer acquisitions) in the Adjusted EBITDA calculation because such costs reflect a cash outlay in the period in which they are incurred, even though we capitalize such costs and amortize them over two years in accordance with our accounting policies. The deduction of current period customer acquisition costs is consistent with how we manage our business, but the comparability of Adjusted EBITDA between periods may be affected by varying levels of customer acquisition costs. For example, our Adjusted EBITDA is lower in years of customer growth reflecting larger customer acquisition spending. We do not deduct the cost of customer acquisitions through acquisitions of business or portfolios of customers in calculated Adjusted EBITDA. We deduct our net gains (losses) on derivative instruments, excluding current period cash settlements, from the Adjusted EBITDA calculation in order to remove the non-cash impact of net gains and losses on derivative instruments. We also deduct non-cash compensation expense as a result of restricted stock units that are issued under our long-term incentive plan.

We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our liquidity and financial condition and results of operations and that Adjusted EBITDA is also useful to investors as a financial indicator of our ability to incur and service debt, pay dividends and fund capital expenditures. Adjusted EBITDA is a supplemental financial measure that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following:

•	our operating performance as compared to other publicly traded companies in the retail energy industry, without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate earnings sufficient to support our proposed cash dividends; and

•	our ability to fund capital expenditures (including customer acquisition costs) and incur and service debt.

Reconciliation of Spark’s estimate of Adjusted EBITDA for the year ended December 31, 2017 to the relevant GAAP line items is not being provided as Spark is not providing 2017 guidance for net income (loss), net cash provided by operating activities, or the reconciling items between these GAAP financial measures and Adjusted EBITDA. Spark does not provide guidance for such items because it is not possible to forecast the future non-cash impacts of net gains and losses on derivative instruments and non-cash compensation expense attributable to grants of equity under our Long Term Incentive Plan. Additionally, it is not possible to forecast our provision for income taxes due to the potential for change in our non-controlling interests’ ownership percentage, given the nature of our Up-C structure. Accordingly, a reconciliation to net income (loss) or net cash provided by operating activities is not available without unreasonable effort.
Retail Gross Margin
We define retail gross margin as operating income (loss) plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (i) net asset optimization revenues, (ii) net gains (losses) on non-trading derivative instruments, and (iii) net current period cash settlements on non-trading derivative instruments. Retail gross margin is included as a supplemental disclosure because it is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity business by removing the impacts of our asset optimization activities and net non-cash income (loss) impact of our economic hedging activities. As an indicator of our retail energy business’ operating performance, retail gross margin should not be considered an alternative to, or more meaningful than, operating income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP.
We believe retail gross margin provides information useful to investors as an indicator of our retail energy business's operating performance.
The GAAP measures most directly comparable to Adjusted EBITDA are net income (loss) and net cash provided by operating activities. The GAAP measure most directly comparable to Retail Gross Margin is operating income (loss). Our non-GAAP financial measures of Adjusted EBITDA and Retail Gross Margin should not be considered as alternatives to net income (loss), net cash provided by operating activities, or operating income (loss). Adjusted EBITDA and Retail Gross Margin are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider Adjusted EBITDA or Retail Gross Margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Retail Gross Margin exclude some, but not all, items that affect net income (loss) and net cash provided by operating activities, and are defined differently by different companies in our industry, our definition of Adjusted EBITDA and Retail Gross Margin may not be comparable to similarly titled measures of other companies.

Management compensates for the limitations of Adjusted EBITDA and Retail Gross Margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
The following tables present a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities for each of the periods indicated.

APPENDIX TABLES A-1 AND A-2
ADJUSTED EBITDA RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,
(in thousands)	2017	2016
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income	$11,386	$15,741
Depreciation and amortization	9,232	6,789
Interest expense	3,445	753
Income tax expense	2,406	988
EBITDA	26,469	24,271
Less:
Net, Losses on derivative instruments	(21,456)	(9,749)
Net, Cash settlements on derivative instruments	7,414	11,272
Customer acquisition costs	7,690	2,305
Plus:
Non-cash compensation expense	1,367	618
Adjusted EBITDA	$34,188	$21,061

	Three Months Ended March 31,
(in thousands)	2017	2016
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$24,380	$25,502
Amortization of deferred financing costs	(248)	(117)
Allowance for doubtful accounts and bad debt expense	(356)	(907)
Interest expense	3,445	753
Income tax expense	2,406	988
Changes in operating working capital
Accounts receivable, prepaids, current assets	(1,729)	(3,607)
Inventory	(3,322)	(3,484)
Accounts payable and accrued liabilities	9,906	5,391
Other	(294)	(3,458)
Adjusted EBITDA	$34,188	$21,061
Cash Flow Data:
Cash flows provided by operating activities	$24,380	$25,502
Cash flows used in investing activities	(9,612)	(833)
Cash flows used in financing activities	(8,797)	(26,194)

The following table presents a reconciliation of Retail Gross Margin to operating income (loss) for each of the periods indicated.

APPENDIX TABLE A-3
RETAIL GROSS MARGIN RECONCILIATION
(in thousands)
(unaudited)

	Three Months Ended March 31,
(in thousands)	2017	2016
Reconciliation of Retail Gross Margin to Operating Income (Loss):
Operating income	$17,038	$17,577
Depreciation and amortization	9,232	6,789
General and administrative	24,377	17,380
Less:
Net asset optimization (expenses) revenues	(194)	527
Net, Losses on non-trading derivative instruments	(21,037)	(9,620)
Net, Cash settlements on non-trading derivative instruments	7,574	11,277
Retail Gross Margin	$64,304	$39,562
Retail Gross Margin - Retail Natural Gas Segment	$27,828	$24.156
Retail Gross Margin - Retail Electricity Segment	$36,476	$15.406

Contact: Spark Energy, Inc.
Investors:
Robert Lane, 832-200-3727
Media:
Eric Melchor, 281-833-4151